Exhibit 10.3
HFF, INC.
FIRM PROFIT PARTICIPATION BONUS PLAN
Adopted: January 17, 2011
     1. Purpose. This Firm Profit Participation Bonus Plan (the “Plan”) is established to encourage and reward firm-wide collaboration and broad stewardship and to promote the financial success of HFF, Inc., a Delaware corporation (the “Company”), and its operating partnerships (the “Operating Partnerships”), HFF Securities, L.P., a Delaware limited partnership, and Holiday Fenoglio Fowler, L.P., a Texas limited partnership. Capitalized terms shall have the meanings defined herein.
     2. Effective Date. The Plan is effective as provided herein.
     3. Firm Profit Pool Calculation.
          (a) Calculation of Firm Profit Pool. For each calendar year (a “Plan Year”), if a seventeen and one-half percent (17.5%) or greater AOI Margin (as defined below) is achieved by the Company, as determined by the Company’s Chief Financial Officer (the “Chief Financial Officer”) in accordance with the terms herein, then the following amounts, as determined by the Chief Financial Officer in accordance with the terms herein, shall comprise the “Firm Profit Pool”.
               (i) If the AOI Margin is greater than seventeen and one-half percent (17.5%) and less than or equal to twenty percent (20%), then the Firm Profit Pool shall be an amount equal to fifteen percent (15%) of the AOI greater than such seventeen and one-half percent (17.5%) and less than or equal to such twenty percent (20%).
               (ii) If the AOI Margin is greater than twenty percent (20%) and less than or equal to twenty-two and one-half percent (22.5%), then the Firm Profit Pool shall be an amount equal to the sum of (A) seventeen and one-half percent (17.5%) of the AOI greater than such twenty percent (20%) and less than or equal to such twenty-two and one-half percent (22.5%) plus (B) the amount of the Firm Profit Pool calculated in accordance with Section 3(a)(i) above.
               (iii) If the AOI Margin is greater than twenty-two and one-half percent (22.5%) and less than or equal to twenty-five percent (25%), then the Firm Profit Pool shall be an amount equal to the sum of (A) twenty percent (20%) of the AOI greater than such twenty-two and one-half percent (22.5%) and less than or equal to such twenty-five percent (25%) plus (B) the amount of the Firm Profit Pool calculated in accordance with Sections 3(a)(i) and 3(a)(ii) above.
               (iv) If the AOI Margin is greater than twenty-five percent (25%) and less than or equal to twenty-seven and one-half percent (27.5%), then the Firm Profit Pool shall be an amount equal to the sum of (A) twenty-two and one-half percent (22.5%) of the AOI greater than such twenty-five percent (25%) and less than or equal to such twenty-seven and one-half percent (27.5%) plus (B) the amount of the Firm Profit Pool calculated in accordance with Sections 3(a)(i), 3(a)(ii) and 3(a)(iii) above.
               (v) If the AOI Margin is greater than twenty-seven and one-half percent (27.5%), then the Firm Profit Pool shall be an amount equal to the sum of (A) twenty-five percent (25%) of the AOI greater than such twenty-seven and one-half percent (27.5%) plus (B) the amount of the Firm Profit Pool calculated in accordance with Sections 3(a)(i), 3(a)(ii), 3(a)(iii) and 3(a)(iv) above.
          (b) AOI and AOI Margin. For purposes of the Plan, Adjusted Operating Income or AOI means the Company’s net operating income adjusted for interest income and expense and other income (including, without limitation, that relating to the sale of servicing rights, securitization profits under the Company’s Freddie Mac Program Plus Seller Servicer line of business and trading profits under the Company’s arrangements regarding Federal National Mortgage Association loans), all as determined in accordance with U.S. Generally Accepted Accounting Principles applied on a consistent basis (“GAAP”). For purposes of the Plan, AOI Margin means AOI as a percentage of the Company’s revenue, all as determined in accordance in GAAP.
          (c) Timing of Calculation. The amount of the Firm Profit Bonus Pool shall be calculated as soon as reasonably practicable following the closing of the books and records of the Company in accordance with GAAP in respect of the applicable Plan Year (or on such later date determined by the Company’s Chief Executive Officer (the “Chief Executive Officer”)) (the “Determination Date”) by the Chief Financial Officer or his or her designee.
          (d) No Adjustment. The Firm Profit Pool shall not be adjusted based on any information that becomes available at any time following the Determination Date, absent fraud, accounting irregularities, willful misconduct, gross negligence or manifest error. The Firm Bonus Pool calculation performed on the Determination Date shall take in account all relevant information available on that Determination Date.
     4. Allocation of Firm Bonus Pool.
          (a) Eligibility. Members of the Executive and Leadership Committees (or any similar committees established in the future) established by the Company, the Operating Partnerships or any other affiliates of the Company shall be eligible to participate in the Plan and receive a bonus payment under the Plan (a “Profit Participation Bonus”) with respect to services performed during a Plan Year.
          (b) Termination of Employment. Except as otherwise provided in an individual’s employment agreement with the Company or the Operating Partnerships, if any, no individual shall be eligible to receive a Profit Participation Bonus if the Company or the Operating Partnership, as the case may be, does not employ him or her on the date that the Profit Participation Bonus is paid to the eligible individuals. Whether an individual is employed by the Company or the Operating Partnerships on the date that the Profit Participation Bonus is paid to the eligible individuals shall be determined in the sole and absolute discretion of the Chief Executive Officer.
     5. Payment of Profit Participation Bonus.
          (a) Subject to any applicable federal, state, local or other withholding taxes, Profit Participation Bonuses shall be paid within thirty (30) days following the Determination Date.
          (b) The Board of Directors of the Company, or any appropriate committee thereof, may elect in its sole discretion to pay up to two-thirds (2/3) of the Profit Participation Bonuses in the form of equity-based awards pursuant to the HFF, Inc. 2006 Omnibus Incentive Compensation Plan (or any other compensation plan adopted by HFF, Inc. under which equity securities of HFF, Inc. are authorized); provided that any amounts of the Profit Participation Bonuses that are not paid in the form of such equity-based awards shall be paid in cash; provided, further, notwithstanding anything contained herein to the contrary, that any such equity-based awards shall comply in form with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any such cash payments shall be paid on or before March 15 of the year following the Plan Year with respect to which the Profit Sharing Bonus was earned.
     6. Administration.
          (a) Chief Executive Officer. The Plan shall be administered by the Chief Executive Officer; provided that any Profit Participation Bonuses to be paid to any executive officers of the Company must be approved in advance by the Board of Directors of the Company or any appropriate committee thereof. Except as otherwise provided herein, any action of the Chief Executive Officer in administering the Plan shall be final, conclusive and binding on all persons, including the Company, its subsidiaries and affiliates, any employee and any persons claiming rights from or through employees of the Company.
          (b) Powers of the Chief Executive Officer. Subject to the provisions of the Plan, the Chief Executive Officer shall have full and final authority in his or her discretion (i) to construe and interpret the Plan and to make all other determinations, including determinations as to the eligibility of any employee to a benefit hereunder, as he or she may deem necessary or advisable for the administration of the Plan, (ii) to correct any defect or supply any omission or reconcile any inconsistency in the Plan, (iii) to adopt, amend and rescind such rules and regulations as, in his or her opinion, may be advisable in the administration of the Plan, (iv) to require any person to furnish such reasonable information as requested for the purpose of the proper administration of the Plan as a condition to receiving any benefits under the Plan, and (v) to prepare and distribute information explaining the Plan to employees.
          (c) Indemnification. The Company shall indemnify and hold harmless the Chief Executive Officer, each of its directors, officers, employees, affiliates and/or agents and the Chief Financial Officer (or his or her designee) (each, a “Company Indemnitee” and collectively the “Company Indemnitees”) from and against any and all liabilities, costs and expenses incurred by the Company Indemnitees as a result of any act or omission to act in connection with the performance of the Chief Executive Officer’s or the Chief Financial

Officer’s duties, responsibilities and obligations under the Plan, to the maximum extent permitted by law, other than such liabilities, costs and expenses as may result from the gross negligence, bad faith, willful misconduct or criminal acts of a Company Indemnitee.
          (d) Payment of Administrative Expenses. All reasonable expenses incurred in administering the Plan shall be paid by the Company.
     7. Recapitalization. The Chief Executive Officer shall determine, in its sole and absolute discretion, the effect upon the Plan and the Profit Participation Bonuses payable hereunder, if any, of any stock dividend, recapitalization, forward stock split or reverse stock split, reorganization, division, merger, consolidation, spin-off, combination, repurchase or share exchange, extraordinary or unusual cash distribution or other similar corporate transaction or event.
     8. Limits on Transferability; Beneficiaries. No right or other interest of an employee under the Plan shall be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of such employee to, any party, other than the Company, or any of its subsidiaries or affiliates, or assigned or transferred by such employee otherwise than by will or the laws of descent and distribution. Notwithstanding the foregoing, the Chief Executive Officer may, in its sole and absolute discretion, provide that rights or other interests of an employee under the Plan are transferable, without consideration, to immediate family members (i.e., children, grandchildren or spouse), to trusts for the benefit of such immediate family members and to partnerships in which such family members are the only partners. The Chief Executive Officer may attach to such transferability feature such terms and conditions as he or she deems advisable. In addition, an employee may, in the manner established by the Chief Executive Officer, designate a beneficiary (which may be a person or a trust) to receive any payment under the Plan upon the death of the Participant. A beneficiary, guardian, legal representative or other person claiming any rights under the Plan from or through any employee shall be subject to all terms and conditions of the Plan, except as otherwise determined by the Chief Executive Officer, and to any additional restrictions deemed necessary or appropriate by the Chief Executive Officer.
     9. No Right to Future Employment. Nothing in this Plan, nor any Profit Participation Bonus awarded under this Plan, shall confer on any employee or other person any right to be continued in the employ of, be employed by, or enter into or maintain any other relationship with, the Company, or limit in any way the right of the Company to terminate such person’s employment or other relationship at any time, for any reason or no reason.
     10. No Right to Continued Participation. An employee’s receipt of a Profit Participation Bonus under the Plan for a Plan Year shall not confer upon such employee the right to receive a Profit Participation Bonus, or any particular amount of a Profit Participation Bonus, in any subsequent Plan Year.
     11. Funding. The Plan shall be entirely unfunded at all times and no provision shall be made with respect to segregating assets of the Company for payment of any benefit hereunder at any time. No employee or other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under the Plan and any such employee or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan.
     12. Amendment or Termination of Plan. The Plan may only be amended or terminated through a writing executed by the Company’s Board of Directors or any appropriate committee thereof.
     13. Successors. The Plan shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business, and the successor shall be substituted for the Company under this Plan.
     14. Section 409A. To the extent determined necessary or advisable by the Chief Executive Officer in its sole discretion, Profit Participation Bonus awards hereunder shall be interpreted to the extent possible to comply with the provisions of section 409A of the Code (or avoid application of such Code section), to the extent applicable.
     15. Headings. The titles and headings used in the Plan are intended for convenience only and shall not be construed as in any way affecting or modifying the text of this Plan, which text shall control.
     16. Governing Law. The obligations of the Company under this Plan shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.
     17. Data Protection. By receiving a Profit Participation Bonus under the Plan, an employee consents to the collection, processing, transmission and storage by the Company, in any form whatsoever, of any data of a professional or personal nature which is necessary for the purposes of administering the Plan.

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